Sentry Petroleum Completes Drilling of first Coal Seam Gas Well – Reacquires 100% in ATP 865 and ATP 866

Perth, Australia (June 27, 2011) Sentry Petroleum Ltd (SPLM:OTCBB), (“Sentry” or the “Company”), a U.S. energy company with oil, gas and coal seam gas rights in Queensland, Australia is pleased to announce that drilling of the Talundilly_CSG1 well in ATP 862 in Queensland was completed on the 24th of June. The well encountered 12.7m of net coal which were canistered immediately for gas desorption measurements. Gas was observed from the coal cores, however it is too early to make any conclusions as to the commerciality of the deposit until the desorption tests have been completed. The wireline logs confirm the coal thickness. The rig is now moving to the Albilbah_CSG1 location, 37km from the Talundilly_CSG1 well and drilling is expected to commence on Monday 4th of July.

In other news, Sentry is pleased to announce that it has reacquired all of its oil, gas and coal seam gas rights in ATP 865 and ATP 866 in Queensland Australia from Sino American Oil Company. This option was granted to Sino American Oil Company in March 2011. The option has been terminated without further rights or obligations from either party. Sentry now retains 100% interest in all oil, gas and coal seam gas interests over a permit area of approximately 11,000 sq. miles.

About Sentry Petroleum

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.